Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Robert Dzielak (“Executive”) and Expedia, Inc., a Delaware corporation (the “Company”), and is effective as of March 3, 2018 (the “Effective Date”).
WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:
1.A.    EMPLOYMENT. The Company agrees to employ Executive as Chief Legal Officer and Secretary of the Company; Executive accepts and agrees to such employment. During Executive’s employment with the Company, Executive shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly to the Chief Executive Officer of the Company or such person(s) as from time to time may be designated by the Company (hereinafter referred to as the “Reporting Officer”). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position and status. Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Executive’s principal place of employment shall be the Company’s offices located in Bellevue, Washington.
2.A.    AT-WILL EMPLOYMENT. Subject to Section 1 of the Standard Terms and Conditions, the parties agree that Executive's employment with the Company will be “at-will” and may be terminated at any time with or without Cause or notice, for any reason or no reason. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to, or in any way serve as the basis for, modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company.
3.A.    COMPENSATION.
(a)BASE SALARY. Commencing February 26, 2018, the Company shall pay Executive an annual base salary of $700,000 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time. Executive will be entitled to an annual review of the Base Salary with a change to this Base Salary at the sole discretion of the Reporting Officer or the Company’s Board of Directors.
(b)DISCRETIONARY BONUS. Executive shall be eligible to receive discretionary annual bonuses with an annual target bonus equal to 100% of Base Salary; with amounts, if any, for

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any partial year payable on a pro rata basis (based on the number of days of employment during any such partial year relative to 365 days). Any such annual bonus shall be paid at the same time that bonuses generally are paid by the Company, currently scheduled to be not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).
(c)    BENEFITS.
(i)Retirement and Welfare Plans. From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit plans as may be adopted from time to time by the Company on the same basis as that provided to similarly situated executives of the Company generally, consistent with the terms of such plans.
(ii)Reimbursement for Business Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated executives of the Company generally and in accordance with the Company’s policies as in effect from time to time.
(iii)Vacation. Executive shall be entitled to annual paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives of the Company generally.
4.A.    NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	Expedia, Inc. 333 108th Avenue NE Bellevue, Washington 98004 Attention: General Counsel
If to Executive:    At the most recent address on record for Executive at the
    Company
Either party may change such party’s address for notices by notice duly given pursuant hereto.
5.A.    GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Washington without reference to the principles of conflicts of laws. Any

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and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Washington, or, if not maintainable therein, then in an appropriate Washington state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.
6.A    COUNTERPARTS; INTEGRATION. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole. This Agreement, together with any restricted stock purchase or stock option agreements between Executive and the Company, the applicable stock and/or stock option plan(s), and the Standard Terms and Conditions represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements whether written or oral, including any prior employment agreement between Executive and the Company. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by Executive and a duly authorized officer of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement.
EXPEDIA, INC.
/s/ Nichole Krishnamurthy
By:    Nichole Krishnamurthy
Title:    Chief People Officer

Dated: March 2, 2018
/s/ Robert Dzielak
Robert Dzielak

Dated: March 2, 2018

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STANDARD TERMS AND CONDITIONS
1.    TERMINATION OF EXECUTIVE’S EMPLOYMENT.
(a)DEATH. Upon termination of Executive’s employment by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within 30 days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary from the date of Executive’s death through the end of the month in which Executive’s death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below) in a lump sum in cash.
(b)DISABILITY. If, as a result of Executive’s disability (as provided under Section 409A(a)(2)(C) of the Code and Treasury regulation section 1.409A-3(i)(4) and other official guidance issued thereunder) (a “Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive’s Base Salary through the end of the month in which Executive’s termination of employment for Disability occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations in a lump sum in cash.
(c)TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. The Company may terminate Executive’s employment under this Agreement with or without Cause at any time and Executive may resign under this Agreement with or without Good Reason at any time. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, conviction for, or the commission of, a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company or any of its subsidiaries; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a knowing and material violation by Executive of any Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest that, in the case of the conduct described in clauses (iv) or (v) above, if curable, is not cured by Executive within 30 days after Executive is provided with written notice thereof. Upon Executive’s (A) termination of employment by the Company for Cause or (B) resignation without Good Reason, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations in a lump sum in cash within 30 days of such termination.

(d)    TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON. Upon termination of Executive’s employment (1) by the Company (other than for Cause, death, or Disability) or (2) by Executive for Good Reason (as defined below), then:
(i) the Company shall continue to pay Executive the Base Salary for 12 months following termination in equal biweekly installments in accordance with the Company’s payroll practice as in effect from time to time, except that the Company may, at its sole discretion, choose to extend the payment provided to Executive pursuant to this Section 1(d)(i) to 18 months (such period, whether 12 or 18 months, the “Salary Continuation Period”), and the Company shall pay Executive in a lump sum (without regard to whether Executive actually elects COBRA coverage) an amount equal to the monthly premiums during the Salary Continuation Period with respect to COBRA continuation coverage under the Company’s group health plans in existence on the date of termination, and at the level of coverage Executive participated in, as of the date of termination;
(ii) the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations in a lump sum in cash;
(iii) the Company will consider in good faith the payment of a discretionary bonus on a pro rata basis for the year in which the Termination of Employment occurs, any such payment to be paid (if at all) based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable in a lump sum at the time such annual bonus would otherwise have been paid);
(iv) except as otherwise provided in any individual award agreement, any compensation awards of Executive based on, or in the form of, Company equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested at the time of such termination but which would, but for a termination of employment, have vested during the 12 months following such termination (such period, the “Equity Acceleration Period”) shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such termination of employment; provided that any outstanding award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the award being vested through the end of such Equity Acceleration Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 restricted stock units (“RSUs”) were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested on the fifth anniversary of the grant date, then on the date of termination 20 RSUs from the first award and 40 RSUs from the second award would vest and settle); provided further that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and with respect to awards other than stock options and stock appreciation rights, settle) only if, and at such point as, such performance conditions are satisfied; and provided further that to the extent that any such equity awards constitutes “non-qualified deferred compensation” within the meaning of Section 409A, such awards shall vest, but only settle in accordance with their terms (it being understood that it is intended that no equity awards outstanding as of the date of this Agreement constitutes “non-qualified deferred compensation” within the meaning of Section 409A); and
(v) any then vested options of Executive (including options vesting as a result of (iv) above) granted by the Company to purchase Company equity, shall remain exercisable through the date that is 18 months following the date of such termination or, if earlier, through the original scheduled expiration date of such options.
The payment to Executive of the severance pay and benefits described in Sections 1(d)(i), (iii), (iv) and (v) (the “Severance Payments & Benefits”) above is contingent upon (i) Executive’s compliance with the offset provisions in Section 1(e) below, (ii) Executive’s compliance with the restrictive covenants set forth in Section 2, and (iii) Executive signing and not revoking a separation agreement and release of claims in favor of the Company and its affiliates in a form that is satisfactory to the Company upon Executive’s termination of employment that becomes effective no later than sixty (60) days following Executive’s employment termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). If the release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to Severance Payments & Benefits. In no event will Severance Payments & Benefits be paid or provided until the release actually becomes effective and irrevocable. Upon the release becoming effective and irrevocable, any payments delayed from the date Executive terminates employment through the effective date of the release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. Any Severance Payments & Benefits that would be considered Deferred Payments (as defined below) will be paid on or, in the case of installments, will not commence until the sixtieth (60th) day following Executive’s separation from service or, if later, the Delayed Initial Payment Date (as defined below). Any installment payments that would have been made to Executive during the sixty (60)-day period immediately following Executive’s separation from service, but for the preceding sentence, will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement.
As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) the Company’s material breach of any material provision of this Agreement, (B) the material reduction in Executive’s title, duties or reporting responsibilities or level of responsibilities as Chief Legal Officer and Secretary, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (C) the material reduction in Executive’s Base Salary or (D) the relocation of Executive’s principal place of employment more than 50 miles outside the Greater Seattle metropolitan area, provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and Executive provides the Company with written notice thereof within 30 days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the

Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.
Notwithstanding the preceding provisions of this Section 1(d), in the event that Executive is a “specified employee” (within the meaning of Section 409A of the Code, including any regulations and guidance issued thereunder (“Section 409A”)) on the date of termination of Executive’s employment with the Company and the Severance Payments & Benefits to be paid within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Severance Payments & Benefits that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in Section 1(d), (2) any portion of the Severance Payments & Benefits (in addition to the amounts contemplated by the immediately preceding clause (1)) that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d) as applicable, (3) any portion of the Severance Payments & Benefits that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) (the “Deferred Payments”) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) (the “Delayed Initial Payment Date”) and (4) any portion of the Severance Payments & Benefits that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d), as applicable. For purposes of this Agreement, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which a payment would otherwise have been made but for any required delay through the date of payment.
(e)OFFSET. If Executive obtains other employment during the Salary Continuation Period, any payments to be made to Executive under Section 1(d) hereof after the date such employment is secured shall be offset by the amount of compensation earned by Executive from such employment. For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the Salary Continuation Period, but shall have no affirmative duty to seek alternate employment.
(f)ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued and earned but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section l(f) to the extent inconsistent herewith); and (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment.

(g)OTHER BENEFITS. Upon any termination of Executive’s employment, Executive shall remain entitled to receive any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

2.	CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.
(a)    CONFIDENTIALITY. Executive acknowledges that while employed by the Company, Executive will occupy a position of trust and confidence. The Company has provided and shall continue to provide Executive with Confidential Information. Executive shall not, except as is appropriate to perform Executive’s duties hereunder or as required by applicable law, disclose to others, use, copy, transmit, reproduce, summarize, quote or make commercial, or otherwise use, whether directly or indirectly, any Confidential Information. Executive will also take reasonable steps to safeguard such Confidential Information and prevent its loss, theft, or inadvertent disclosure to third persons. This Section 2 shall apply to Confidential Information acquired by Executive whether prior or subsequent to the execution of this Agreement. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, consultants, contractors, suppliers, clients and customers that is not publicly disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, provided that Confidential Information shall not mean any such information that is previously disclosed to, or in possession of, the public other than by reason of Executive’s breach of this Agreement. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company (and not keep in Executive’s possession, recreate, or deliver to anyone else), at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all Company property, including but not limited to, Confidential Information, any confidential information of third parties, all Company electronic equipment including all computers, external storage devices, handheld electronic devices, all electronically stored information and passwords to access such electronic property, documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company.
(b)    NON-COMPETITION. In consideration of the Company’s promise to disclose, and disclosure of, its Confidential Information and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that: Until the end of the Salary Continuation Period, defined above in Section 1(d)(i) (the “Restricted Period”), Executive shall not, anywhere in the Restricted Territory, directly or indirectly, engage in, assist or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) the “Restricted Territory” shall mean the United States of America and any other country in the world where the Company or any Affiliate is providing or supplying, or is planning to provide or supply, goods or services and in or concerning which, during the course of Executive’s employment, Executive or any employee under Executive’s direct supervision performed material duties for the Company or Affiliate; (ii) a “Competitive Activity” means, at the time of Executive’s termination, any business or other endeavor in the Restricted Territory of a kind being conducted by the Company or any of its subsidiaries or, if engaged in the provision of any travel related services, any of its affiliates in the Restricted Territory (or demonstrably anticipated by the Company or its subsidiaries or affiliates as of the Effective Date or at any time thereafter; and (iii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than five percent of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation.
(c)NON-SOLICITATION OF EMPLOYEES. Executive agrees that during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates or any such person who has terminated his or her relationship with the Company or any of its subsidiaries or affiliates within the six-month period prior to such hiring, recruiting or soliciting (except for (i) such employment or hiring by the Company or any of its subsidiaries or affiliates or (ii) such employment or hiring by Executive of an agent, consultant or independent contractor where the primary duties of such person are not for the Company); provided, however that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates. This Section 2(c) shall not apply to any administrative assistant working directly for Executive.
(d)NON-SOLICITATION OF BUSINESS PARTNERS. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, persuade or encourage or attempt to persuade or encourage any business partners or business affiliates of the Company or its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates or to engage in any business competitive with the Company or its subsidiaries or affiliates on its own or with any competitor of the Company or its subsidiaries or affiliates.
(e)PROPRIETARY RIGHTS; ASSIGNMENT. All Executive Developments (as defined below) shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates. “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship, in each case, (i) that (A) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours and (ii) that is conceived or developed during Executive’s employment with the Company. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during Executive’s employment. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after Executive’s employment, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.
(f)COMPLIANCE WITH POLICIES AND PROCEDURES. Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time. Executive hereby consents to, and expressly authorizes, the Company’s use of Executive’s name and likeness in trade publications and other media for trade or commercial purposes.
(g)REMEDIES FOR BREACH. Executive expressly agrees and understands that the Company will have 30 days from receipt of Executive’s notice of any alleged breach by the Company of this Agreement to cure any such breach. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive’s violation or threatened violation of any provision of this Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation or threatened violation without the requirement of posting any bond. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.
(h)SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
3.TERMINATION OF PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior and contemporaneous agreements and understandings (whether written or oral) between the parties, including the Employment Agreement between the parties dated March 2, 2015, with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, the Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. Notwithstanding the foregoing, all stock option agreements and restricted stock unit agreements between Executive and the Company survive and are hereby incorporated by reference into this Agreement.
4.PROTECTED ACTIVITY NOT PROHIBITED. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding, in making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications.
5.ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all, or a substantial portion of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of the Company’s successor in interest in such transaction, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.
6.TAXES; WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order. The Company cannot and has not guaranteed any particular tax result for payments under this Agreement. Executive shall be solely responsible for costs and taxes incurred for any payments under this Agreement.
7.HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof’ shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.
8.WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect, except by a writing executed by each party hereto.
9.SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.
10.INDEMNIFICATION. The Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as an officer, director or employee of the Company to the maximum extent permitted under applicable law; provided, however, that neither the Company, nor any of its subsidiaries or affiliates, shall indemnify Executive for any losses incurred by Executive as a result of acts described in paragraph 1(c) of this Agreement.
11.SECTION 409A. The Agreement is intended to comply with the requirements of Section 409A or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A, shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date). Amounts payable under this Agreement upon a termination of employment that constitute deferred compensation within the meaning of Section 409A will not be paid or provided until Executive experiences a “separation from service” within the meaning of Section 409A, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the date of termination.

ACKNOWLEDGED AND AGREED AS OF THE EFFECTIVE DATE:
EXPEDIA, INC.
/s/ Nichole Krishnamurthy
By:    Nichole Krishnamurthy
Title:    Chief People Officer

/s/ Robert Dzielak
Robert Dzielak

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